Exhibit 3                      CORPORATE CHARTER

SECRETARY OF STATE

(The Great Seal of State of Nevada)

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that LINGAS RESOURCES, INC., did on September 14, 2010, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my
hand and affixed the Great Seal of State, at my office
on September 15, 2010.

(Seal of State of Nevada)                                                                “ROSS MILLER”
              ROSS MILLER
              Secretary of State

Certified By: GJ Jaillet
Certificate Number: C20100914-3410
You may verify this certificate
Online at http://www.nvsos.gov/